Exhibit 99

                    PHC, INC. ANNOUNCES FINANCIAL RESULTS FOR
                          THIRD QUARTER OF FISCAL 2004


FOR IMMEDIATE RELEASE

Company Contact:                         Investor Relations Contact:
PHC, Inc.                                Hayden Communications, Inc.
Bruce A. Shear                           Matthew Hayden
978-536-2777                             843-272-4653

>>       3rd quarter revenues increase 10% compared to third quarter of 2003
>>       Research activities reorganized under Pivotal Research Centers name

Peabody, MA, May 13, 2004 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services, today announced financial results for the third quarter and nine-month period ended March 31, 2004. The results for the quarter and nine-month period do not include the results from Pivotal Research Centers, the operations of which Pioneer acquired in April, 2004. The results include
$947,500 in one-time expenses related to the acquisition of Pivotal, and the disposition of a lawsuit the Company inherited from a previous acquisition. Without these one time expenses the Company would have reported an operating profit for both reporting periods.

Revenues for the third quarter increased 10 percent to $6.5 million from the $5.9 million reported in the fiscal third quarter of 2003. Revenue from the Company's Wellplace division increased 86 percent to $733,411 from $393,328 reported for the third quarter of last year. This increase in revenue is due to the start of the Michigan call center contract in March 2003 and the smoking cessation contract for the State of Kansas, which began in July 2003. Net loss applicable to common shareholders for the quarter, which includes a number of one time expenses, was $845,265, or $0.06 per diluted share, compared to net income of $130,811, or $0.01 per diluted share reported in the year ago period.

Revenues for the nine-month period ended March 31, 2004 increased nine percent to $19.1 million from $17.5 million for the comparable nine-month period in fiscal 2003. Net loss applicable to common shareholders for the nine months was $789,457, or $0.06 per diluted share, compared to net income of $797,956 or $0.05 per diluted share in the comparable period last year.

The one-time expenses related to the settlement and interest expense totaled $947,500. Exclusive of these one-time events, the Company would have reported net income for the quarter of $102,235, or $0.01 per share.

"The events which transpired this quarter were necessary to properly position us for both near and long-term success," commented Bruce A. Shear, Pioneer's chairman and chief executive. "We have successfully financed and completed the acquisition of Pivotal, which increases the size and profitability of the Company and significantly strengthens our pharmaceutical research division. We also successfully resolved the lawsuit brought against our North Point facility,


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which will allow us to  appropriately  focus all of our  attention on operations and strategic initiatives to enhance long-term shareholder value. The settlement and associated legal fees, coupled with the costs related to the debt we initially planned to use for the Pivotal acquisition have certainly impacted our results for the period, but I have no doubt whatsoever that the Company is stronger today."

One-Time Expenses:

During the third quarter the company spent $370,000 on legal fees, and $463,000 in a settlement regarding the medical malpractice lawsuit brought against a clinician who worked for the company's North Point Mental Health subsidiary prior to Pioneer's acquisition of North Point. As a result of this situation, the Company incurred $1,031,249 of one-time expenses during the nine months ended March 31, 2004.

The Company also experienced higher than normal interest expense during the quarter related to the Company's initial plan to finance the acquisition of Pivotal primarily through debt, which resulted in the up-front expensing of $114,500 of financing costs, the amount that would have been amortized over the term of the loan. In order to fund the acquisition, it was determined that equity financing was more favorable for the company and its shareholders. As a result of this one-time expense, interest expense and financing costs for the quarter increased 72 percent to $219,116. Exclusive of this one-time expense, interest expense for the quarter would have decreased 18 percent to $104,616.

Mr. Shear continued, "We continued to see strong growth in our Wellplace division, which benefited from the rollout of our services contract with Wayne County, Michigan, along with implementation of a new smoking cessation program in Kansas. The Company was recently notified that its contract with the State of Nebraska will end in May, as it has not been funded by the State for a new term. Our next initiative will be the expansion of our facilities and service centers in Michigan. While revenue from our pharmaceutical research operations declined during the quarter, we believe this trend will be reversed under the proven leadership of Dr. Louis Kirby and Mr. Michael Colombo and the Pivotal team. We have elected to consolidate our research operations under the Pivotal brand name, and we have confidence that the team will significantly broaden our opportunities in the pharmaceutical research segment."

Capital Resources:

Subsequent to the end of the quarter, the company offered for sale an aggregate of up to 1,918,196 shares of its Class A Common Stock and warrants to purchase up to 479,549 shares of Class A Common Stock, providing proceeds of $2,110,016 for the use in the acquisition of Pivotal Research Centers, LLC and for working capital when it was determined that debt financing terms would not be the most favorable for the Company.

As a result of the financing, the Company's balance sheet remained strong. Cash increased from $494,991 to $963,737. Shareholder's equity increased 11 percent, to $2.1 million, up from $1.9 million as of June 30, 2003.

The Company continued to reduce its long-term debt obligation. Long-term debt at the end of March was $2.3 million, down from $2.9 million as of June 30, 2003.

About  Pioneer  Behavioral  Health

Pioneer Behavioral Health's core business provides inpatient and outpatient behavioral healthcare services. The company contracts with national insurance companies,  major  transportation  and gaming  companies  to provide  behavioral health services. Pioneer also owns and operates Wellplace.com, a leading Internet-based provider of behavioral health services to consumers and professionals. For more information, please visit our web site at www.phc-inc.com or www.haydenir.com.

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This press release may include  forward-looking  statements  that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release (or during the associated conference call). These factors and risks are discussed in the company's annual report on Form 10-KSB for the years ended June 30, 2003 and 2002, copies of which were filed with the Securities and Exchange Commission, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission since October 2003.

                                - tables follow -

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                           PHC, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                              Three Months Ended            Nine Months Ended
                                                    March 31,                    March 31,
                                           2004                2003      2004              2003
                                       _________________________________________________________
Revenues:
     Patient care, net                 $ 5,583,625    $ 5,341,816     $16,323,589    $15,863,921
     Contract support services             733,411        393,328       2,240,550        943,513
     Pharmaceutical study                  155,152        136,690         500,044        711,957
                                        __________    ____________     ___________    ___________
          Total revenues                 6,472,188      5,871,834      19,064,183     17,519,391
                                        __________    ____________     ___________    ___________
Operating expenses:
     Patient care expenses               3,201,426      2,638,772       9,033,540      7,877,313
     Cost of contract support services     546,667        354,632       1,667,041        855,862
     Provision for doubtful accounts       227,196        196,195       1,113,033        818,652
     Website expenses                       73,191         54,770         219,537        168,345
     Administrative expenses             3,096,804      2,369,205       7,446,760      6,631,883
                                        __________    ____________     ___________    ___________
          Total operating expenses       7,145,284      5,613,574      19,479,911     16,352,055
                                        __________    ____________     ___________    ___________
Income (loss) from operations             (673,096)       258,260        (415,728)     1,167,336
                                        __________    ____________     ___________    ___________
Other expenses:
     Interest income                        20,888          3,119          26,070         10,943
     Other income                           26,059         22,830          77,472         75,206
     Interest expense and financing
          costs                           (219,116)      (127,324)       (466,150)      (419,455)
                                        __________    ____________     ___________    ___________
          Total other expenses            (172,169)      (101,375)       (362,608)      (333,306)
                                        __________    ____________     ___________    ___________

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Income (loss) before provision for income
       taxes                              (845,265)       156,885        (778,336)       834,030
Provision for income taxes                      --         26,074          11,121         36,074
                                        __________    ____________     ___________    ___________

Income (loss) applicable to common
       shareholders  *                 $  (845,265)   $   130,811     $  (789,457)   $   797,956
                                        __________    ____________     ___________    ___________
Income (loss) per share information:

Basic income per common share          $     (0.06)   $      0.01     $     (0.06)   $      0.06
                                        __________    ____________     ___________    ___________
Basic weighted average number of
   shares outstanding                   14,402,988     14,099,929      14,149,261     13,963,138
                                        __________    ____________     ___________    ___________

Diluted income per common share        $     (0.06)   $      0.01     $     (0.06)   $      0.05
                                        __________    ____________     ___________    ___________
Diluted weighted average number of
    shares outstanding                  14,402,988     14,814,570      14,149,261       14,577,540
                                        __________    ____________     ___________    ___________

* Includes one-time expenses of $947,500


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

                                               BALANCE SHEET HIGHLIGHTS

                                          March 31st               June 30th

                                            2004                       2003


Cash                                   $    963,737                   $494,991

Total Current Assets                      7,287,710                  6,145,489

Net Property and Equipment                1,296,454                  1,295,113

Total Assets                           $ 10,537,082                $ 9,411,723

Total Current Liabilities                $7,934,987                $ 5,409,312

Total Long Term Debt                        432,301                  2,030,285

Total Liabilities                        $8,390,950                $ 7,476,466

Shareholder's Equity                     $2,146,132                $ 1,935,257

Total Liabilities and Equity           $ 10,537,082                $ 9,411,723





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